                                                                   Exhibit 99.1

  Harry's Farmers Market, Inc. Announces Completion of Sale of Mega-stores to
                       Whole Foods Market and Name Change

         ROSWELL, GA. - (BUSINESS WIRE) - October 31, 2001 - Harry's Farmers Market, Inc. (OTC BB: HARY.OB) today announced that it has completed the sale of its three mega-stores and related support facilities to Whole Foods Market Group, Inc., as previously announced, for a purchase price of $35 million in cash. Whole Foods Market Group purchased all assets relating to the Company's Alpharetta, Cobb and Gwinnett megastores, including the real estate, the Harry's Farmers Market name, distribution center, commissary kitchen, bakery and office facilities. The "Harry's In A Hurry" food stores are not included in the transaction.

         In addition, consistent with the terms of the transaction, the Company has changed its corporate name to Hurry, Inc., although its ticker symbol on the over-the-counter bulletin board will remain HARY.OB.

         A portion of the proceeds have been used to pay off and retire the Company's credit facility with Back Bay Capital Funding LLC and pay transaction fees. A further portion of the proceeds from the sale has been escrowed for potential liabilities connected with the transaction. The Company intends to make a distribution to its shareholders as of a record date to be announced in the future and in an amount to be determined by the Company's Board of Directors. As the Company has previously stated, the Board of Directors expects such distribution to be in the range of $1.00 to $1.50 per share. The balance of the sale proceeds will be used for expenses involved with the operations of Hurry, Inc. and to optimize shareholder value related to the remaining Harry's In A Hurry stores.

         The Company is continuing to explore all viable strategic alternatives regarding its remaining Harry's In A Hurry stores, which may include, but are not limited to, continuing to operate some of the stores, selling some or all of the stores or closing some or all of the stores. There can be no assurances that any alternatives pursued by the Company will have a positive impact on the Company's stock price, financial performance or operating results.

         The Company currently owns and operates four Harry's In A Hurry convenient home meal replacement stores specializing in perishable food products
- fresh fruits and vegetables; fresh meats, poultry and seafoods; fresh baked goods; freshly made ready-to-eat, ready-to-heat and ready-to-cook prepared foods; deli, cheese and dairy products; floral items and an extensive line of wines and imported and domestic beers. Harry's In A Hurry stores also feature lines of specialty, hard-to-find and gourmet nonperishable food products that are complimentary to the fresh food offerings.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief, as well as assumptions made by and information currently available to management, pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company. may experience actual results that differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including the possibility that funding may be inadequate to cover the Company's future plans, the unknown costs involved with the closing of certain stores, the uncertainty related to operating the Harry's In A Hurry stores without the full support of the megastores' personnel and operations, unforeseen costs and expenses in implementing new systems and controls, the impact of certain litigation, the cost and timing of implementing various initiatives and other factors, including, but not limited to, those identified in Harry's Farmers Market, Inc.'s Annual Report on Form 10-K for the most recently ended fiscal year.

Contact

         Harry's Farmers Market, Inc.
         Jim Drummond, 770/667-8878


                                       -2-